  Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and notes thereto in Item 8 of this Report.

Overview

We are a provider of mobile voice and data communication services via satellite. Our communications platform extends telecommunications beyond the boundaries of terrestrial wireline and wireless telecommunications networks to serve our customer’s desire for connectivity. Using in-orbit satellites and ground stations, which we call gateways, we offer voice and data communications services to government agencies, businesses and other customers in over 120 countries.

Material Trends and Uncertainties.   Our satellite communications business, by providing critical mobile communications to our subscribers, serves principally the following markets: government, public safety and disaster relief; recreation and personal; oil and gas; maritime and fishing; natural resources, mining and forestry; construction; utilities; and transportation. Our industry has been growing as a result of:

•	favorable market reaction to new pricing plans with lower service charges;

•	awareness of the need for remote communication services;

•	increased demand for communication services by disaster and relief agencies and emergency first responders;

•	improved voice and data transmission quality;

•	a general reduction in prices of user equipment; and

•	innovative data products and services.

Nonetheless, as further described under “Risk Factors,” we face a number of challenges and uncertainties, including:

•
Constellation life and health.   Our current satellite constellation is aging. We successfully launched our eight spare satellites in 2007. All of our satellites launched prior to 2007 have experienced various anomalies over time, one of which is a degradation in the performance of the solid-state power amplifiers of the S-band communications antenna subsystem (our “two-way communication issues”). The S-band antenna provides the downlink from the satellite to a subscriber’s phone or data terminal. Degraded performance of the S-band antenna amplifiers reduces the availability of two-way voice and data communication between the affected satellites and the subscriber and may reduce the duration of a call. When the S-band antenna on a satellite ceases to be functional, two-way communication is impossible over that satellite, but not necessarily over the constellation as a whole. We continue to provide two-way subscriber service because some of our satellites are fully functional but at certain times in any given location it may take longer to establish calls and the average duration of calls may be reduced. There are periods of time each day during which no two-way voice and data service is available at any particular location. The root cause of our two-way communication issues is unknown, although we believe it may result from irradiation of the satellites in orbit caused by the space environment at the altitude that our satellites operate.

The decline in the quality of two-way communication does not affect adversely our one-way Simplex data transmission services, including our SPOT satellite GPS messenger products and services, which utilize only the L-band uplink from a subscriber’s Simplex terminal to the satellites. The signal is transmitted back down from the satellites on our C-band feeder links, which are functioning normally, not on our S-band service downlinks.

We continue to work on plans, including new products and services and pricing programs to mitigate the effects of reduced service availability upon our customers and operations until our second-generation satellites are deployed. See “Risk Factors” — Our satellites have a limited life and some have failed, which causes our network to be compromised and which materially and adversely affects our business, prospects and profitability.”

•
Launch delays.   A major earthquake in Italy in April 2009 damaged Thales’ satellite component fabrication facility in L’Aquila, Italy. Although none of our satellites or components were damaged, the delivery of some of our satellites has been delayed. We believe that this delay will not have a material adverse effect on our operations and business plan because we are able to defer a significant portion of our capital expense unrelated to the launch and construction of our satellites. We currently expect the first of four launches of six second-generation satellites each to take place in the late summer of 2010 and the fourth launch to be completed in the late spring or early summer of 2011.

•	The economy. The current recession and its effects on credit markets and consumer spending is adversely affecting sales of our products and services and our access to capital.

•
Competition and pricing pressures.   We face increased competition from both the expansion of terrestrial-based cellular phone systems and from other mobile satellite service providers. For example, Inmarsat plans to commence offering satellite services to handheld devices in the United States in 2010, and several competitors, such as ICO Global and TerreStar, are constructing or have launched geostationary satellites that provide mobile satellite service. Increased numbers of competitors, and the introduction of new services and products by competitors, increases competition for subscribers and pressures all providers, including us, to reduce prices. Increased competition may result in loss of subscribers, decreased revenue, decreased gross margins, higher churn rates, and, ultimately, decreased profitability and cash.

•
Technological changes.   It is difficult for us to respond promptly to major technological innovations by our competitors because substantially modifying or replacing our basic technology, satellites or gateways is time-consuming and very expensive. Approximately 76% of our total assets at December 31, 2009 represented fixed assets. Although we plan to procure and deploy our second- generation satellite constellation and upgrade our gateways and other ground facilities, we may nevertheless become vulnerable to the successful introduction of superior technology by our competitors.

•
Capital Expenditures.   We have incurred significant capital expenditures from 2007 through 2009, and we expect to incur additional significant expenditures through 2013 to complete and launch our second-generation constellation and related upgrades.

•
Introduction of new products.   We work continuously with the manufacturers of the products we sell to offer our customers innovative and improved products. Prior to our recent acquisition of Axonn’s assets, virtually all engineering, research and development costs of these new products have been paid by the manufacturers. However, to the extent the costs are reflected in increased inventory costs to us, and we are unable to raise our prices to our subscribers correspondingly, our margins and profitability would be reduced.

Simplex Products (Personal Tracking Services and Emergency Messaging).   In early November 2007, we introduced the SPOT satellite GPS messenger, aimed at attracting both the recreational and commercial markets that require personal tracking, emergency location and messaging solutions for users that require these services beyond the range of traditional terrestrial and wireless communications. Using the Globalstar Simplex network and web-based mapping software, this device provides consumers with the capability to trace or map the location of the user on Google Maps TM . The product enables users to transmit messages to specific preprogrammed email addresses, phone or data devices, and to request assistance in the event of an emergency. We are continuing to work on additional SPOT-like applications.

•	SPOT Satellite GPS Messenger Addressable Market

We believe the addressable market for our SPOT satellite GPS messenger products and services in North America alone is approximately 50 million units consisting primarily of outdoor enthusiasts. Our objective is to capture 2-3% of that market in the next few years. The reach of our Simplex system, on which our SPOT satellite GPS messenger products and services rely, covers approximately 60% of the world population. We intend to market our SPOT satellite GPS messenger products and services aggressively in our overseas markets including South and Central America, Western Europe, and through independent gateway operators in their respective territories.

•	SPOT Satellite GPS Messenger Pricing

We intend the pricing for SPOT satellite GPS messenger products and services and equipment to be very attractive in the consumer marketplace. Annual service fees, depending whether they are for domestic or international service, currently range from $99.99 to approximately $150.00 for our basic level plan, and $149.98 to approximately $168.00 with additional tracking capability. The equipment is sold to end users at $149.99 to approximately $225.00 per unit (subject to foreign currency exchange rates). Our distributors set their own retail prices for SPOT satellite GPS messenger equipment.

•	SPOT Satellite GPS Messenger Distribution

We are distributing and selling our SPOT satellite GPS messenger through a variety of existing and new distribution channels. We have distribution relationships with a number of “Big Box” retailers and other similar distribution channels including Amazon.com, Bass Pro Shops, Best Buy, Pep Boys, Big 5 Sporting Goods, Big Rock Sports, Cabela’s, Campmor, London Drugs, Gander Mountain, REI, Sportsman’s Warehouse, Wal-Mart.com, West Marine, DBL Distributing, D.H. Distributing, and CWR Electronics. We currently sell SPOT satellite GPS messenger products through approximately 10,000 distribution points. We also sell directly using our existing sales force into key vertical markets and through our direct e-commerce website ( www.findmespot.com ).

SPOT satellite GPS messenger products and services have been on the market for only twenty-three months in North America and their commercial introduction and their commercial success globally cannot be assured.

•
Fluctuations in currency rates.   A substantial portion of our revenue (33% and 40% for 2009 and 2008, respectively) is denominated in foreign currencies. In addition, certain obligations under the contracts for our second-generation constellation and related control network facility are denominated in Euros. Any decline in the relative value of the U.S. dollar may adversely affect our revenues and increase our capital expenditures. See “Item 3. Quantitative and Qualitative Disclosures about Market Risk” for additional information.

•
Ancillary Terrestrial Component (ATC).   ATC is the integration of a satellite-based service with a terrestrial wireless service resulting in a hybrid mobile satellite service. The ATC network would extend our services to urban areas and inside buildings in both urban and rural areas where satellite services currently are impractical. We believe we are at the forefront of ATC development and we are the first market entrant through our contract with Open Range described below. We are considering a range of additional options for rollout of our ATC services. We are exploring selective opportunities with a variety of media and communication companies to capture the full potential of our spectrum and U.S. ATC license.

In October 2007, we entered into an agreement with Open Range, Inc. that permits Open Range to deploy service in certain rural geographic markets in the United States under our ATC authority. Open Range will use our S-band spectrum to offer dual mode mobile satellite based and terrestrial wireless WiMAX services to over 500 rural American communities. In December 2008, we amended our agreement with Open Range. The amended agreement reduced our preferred equity commitment to Open Range from $5 million to $3 million (which investment was made in the form of bridge loans that converted into preferred equity at the closing of Open Range’s equity financing). Under the agreement as amended, Open Range will have the right to use a portion of our spectrum within the United States and, if Open Range so elects, it can use the balance of our spectrum authorized for ATC services, to provide these services. Open Range has options to expand this relationship over the next six years, some of which are conditional upon Open Range electing to use all of the licensed spectrum covered by the agreement. Commercial availability is began in selected markets in the last quarter of 2009. The initial term of the agreement of up to 30 years is co-extensive with our ATC authority and is subject to renewal options exercisable by Open Range. Either party may terminate the agreement before the end of the term upon the occurrence of certain events, and Open Range may terminate it at any time upon payment of a termination fee that is based upon a percentage of the remaining lease payments. Based on Open Range’s business plan used in support of its $267 million loan under a federally authorized loan program, the fixed and variable payments to be made by Open Range over the initial term of 30 years indicate a value for this agreement between $0.30 and $0.40/MHz/POP. Open Range satisfied the conditions to implementation of the agreement on January 12, 2009 when it completed its equity and debt financing, consisting of a $267 million broadband loan from the Department of Agriculture Rural Utilities Program and equity financing of $100 million. Open Range has remitted to us its initial down payment of $2 million. Open Range’s annual payments in the first six years of the agreement will range from approximately $0.6 million to up to $10.3 million, assuming it elects to use all of the licensed spectrum covered by the agreement. The amount of the payments that we will receive from Open Range will depend on a number of factors, including the eventual geographic coverage of and the number of customers on the Open Range system.

In addition to our agreement with Open Range, we hope to exploit additional ATC monetization strategies and opportunities in urban markets or in suburban areas that are not the subject of our agreement with Open Range. Our system is flexible enough to allow us to use different technologies and network architectures in different geographic areas.

Service and Subscriber Equipment Sales Revenues.   The table below sets forth amounts and percentages of our revenue by type of service and equipment sales for 2009, 2008 and 2007 (in thousands):

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Revenue	% of Total Revenue	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Service Revenue:
Mobile (voice and data)	$26,573	42%	$41,883	49%	$60,920	62%
Fixed (voice and data)	2,331	4	3,506	4	5,369	5
Data	613	1	784	1	1,649	2
Simplex	13,430	21	6,362	7	2,407	2
Independent gateway operators	1,191	2	3,098	4	4,465	5
Other (1)	6,090	8	6,161	7	3,503	4
Total Service Revenue	50,228	78	61,794	72	78,313	80
Subscriber Equipment Sales:
Mobile equipment	2,402	4	8,095	9	11,931	12
Fixed equipment	183	—	1,164	1	2,160	2
Data and Simplex	7,619	12	10,170	12	1,946	2
Accessories/misc.	3,847	6	4,832	6	4,048	4
Total Subscriber Equipment Sales	14,051	22	24,261	28	20,085	20
Total Revenue	$64,279	100%	$86,055	100%	$98,398	100%

(1)	Includes activation fees and engineering service revenue.

Subscribers and ARPU for 2009, 2008 and 2007.   The following table set forth our average number of subscribers and ARPU for retail, IGO and Simplex customers for 2009, 2008 and 2007. The following numbers are subject to immaterial rounding inherent in calculating averages.

	Year Ended December 31,
	2009	2008	% Net Change
Average number of subscribers for the period:
Retail	111,784	118,580	(6)%
IGO	70,018	79,202	(12)
Simplex	189,819	118,072	61
ARPU (monthly):
Retail	$25.22	$35.19	(28)%
IGO	$1.42	$3.26	(56)
Simplex	$5.85	$4.48	31

	Year Ended December 31,
	2008	2007	% Net Change
Average number of subscribers for the period:
Retail	118,580	122,709	(3)%
IGO	79,202	90,254	(12)
Simplex	118,072	64,034	84
ARPU (monthly):
Retail	$35.19	$46.26	(24)%
IGO	$3.26	$4.12	(21)
Simplex	$4.48	$3.11	44

	December 31, 2009	December 31, 2008	% Net Change
Ending number of subscribers:
Retail	106,974	115,371	(7)%
IGO	64,723	73,763	(12)
Simplex	218,897	155,196	41
Total	390,594	344,330	13%

	December 31, 2008	December 31, 2007	% Net Change
Ending number of subscribers:
Retail	115,371	118,747	(3)%
IGO	73,763	87,930	(16)
Simplex	155,196	77,449	100
Total	344,330	284,126	21%

The total number of net subscribers increased from approximately 344,000 at December 31, 2008 to approximately 391,000 at December 31, 2009. Although we experienced a net increase in our total customer base of 13% from December 31, 2008 to December 31, 2009, our total service revenue decreased for the same period. This is due primarily to lower contributions from subscribers in addition to the change in our subscriber mix.

Independent Gateway Acquisition Strategy

Currently, 14 of the 27 gateways in our network are owned and operated by unaffiliated companies, which we call independent gateway operators, some of whom operate more than one gateway. Except for the new gateway in Nigeria, in which we hold a 30% equity interest, we have no financial interest in these independent gateway operators other than arms’ length contracts for wholesale minutes of service. Some of these independent gateway operators have been unable to grow their businesses adequately due in part to limited resources. Old Globalstar initially developed the independent gateway operator acquisition strategy to establish operations in multiple territories with reduced demands on its capital. In addition, there are territories in which for political or other reasons, it is impractical for us to operate directly. We sell services to the independent gateway operators on a wholesale basis and they resell them to their customers on a retail basis.

We have acquired, and intend to continue to pursue the acquisition of, independent gateway operators when we believe we can do so on favorable terms and the current independent operator has expressed a desire to sell its assets to us, subject to capital availability. We believe that these acquisitions can enhance our results of operations in three respects. First, we believe that, with our greater financial and technical resources, we can grow our subscriber base and revenue faster than some of the independent gateway operators. Second, we realize greater margin on retail sales to individual subscribers than we do on wholesale sales to independent gateway operators. Third, we believe expanding the territory we serve directly will better position us to market our services directly to multinational customers who require a global communications provider.

However, acquisitions of independent gateway operators do require us to commit capital, as well as management resources and working capital to support the gateway operations, and therefore increase our risk in operating in these territories directly rather than through the independent gateway operators. In addition, operating the acquired gateways increases our marketing, general and administrative expenses. Our Facility Agreement limits to $25.0 million the aggregate amount of cash we may invest in foreign acquisitions without the consent of our lenders and requires us to satisfy certain conditions in connection with any acquisition.

In March 2008, we acquired an independent gateway operator that owned three satellite gateway ground stations in Brazil for $6.5 million, paid in shares of our common stock. We also incurred transaction costs of $0.3 million related to this acquisition. In June 2009, we entered into a business transfer agreement with LG Dacom, the independent gateway operator in South Korea, to acquire its gateway and other Globalstar assets for approximately $1 million in cash. No closing has been set for the South Korean acquisition.

We are unable to predict the timing or cost of further acquisitions because independent gateway operations vary in size and value.

Performance Indicators

Our management reviews and analyzes several key performance indicators in order to manage our business and assess the quality of and potential variability of our earnings and cash flows. These key performance indicators include:

•	total revenue, which is an indicator of our overall business growth;

•	subscriber growth and churn rate, which are both indicators of the satisfaction of our customers;

•
average monthly revenue per unit, or ARPU, which is an indicator of our pricing and ability to obtain effectively long-term, high-value customers. We calculate ARPU separately for each of our retail, IGO and Simplex businesses;

•	operating income, which is an indication of our performance;

•	EBITDA, which is an indicator of our financial performance; and

•	capital expenditures, which are an indicator of future revenue growth potential and cash requirements.

Seasonality

Our results of operations are subject to seasonal usage changes. April through October are typically our peak months for service revenues and equipment sales. Government customers in North America tend to use our services during summer months, often in support of relief activities after events such as hurricanes, forest fires and other natural disasters.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect our revenues and expenses for the periods reported and the reported amounts of our assets and liabilities, including contingent assets and liabilities, as of the date of the financial statements. We evaluate our estimates and judgments, including those related to revenue recognition, inventory, long-lived assets, income taxes, derivative instruments and stock-based compensation, on an on-going basis. We base our estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. We believe the following accounting policies are most important to understanding our financial results and condition and require complex or subjective judgments and estimates.

Revenue Recognition

We bill monthly access fees to retail customers and resellers, representing the minimum monthly charge for each line of service based on its associated rate plan on the first day of each monthly bill cycle. We bill airtime minute fees in excess of the monthly access fees in arrears on the first day of each monthly billing cycle. To the extent that billing cycles fall during the course of a given month and a portion of the monthly services has not been delivered at month end, we prorate fees and defer fees associated with the undelivered portion of a given month. Under certain annual plans, where customers prepay for minutes, we defer revenue until the minutes are used or the prepaid time period expires. Unused minutes accumulate until they expire, usually one year after activation. In addition, we offer other annual plans under which the customer is charged an annual fee to access our system. We recognize these fees on a straight-line basis over the term of the plan. In some cases, we charge a per minute rate whereby we recognize the revenue when each minute is used.

Occasionally we have granted credits to customers which are expensed or charged against deferred revenue when granted.

Subscriber acquisition costs include items such as dealer commissions, internal sales commissions and equipment subsidies and are expensed at the time of the related sale.

We also provide certain engineering services to assist customers in developing new technologies related to our system. We record the revenues associated with these services when the services are rendered, and we record the expenses when incurred. We record revenues and costs associated with long term engineering contracts on the percentage-of-completion basis of accounting.

We own and operate our satellite constellation and earn a portion of our revenues through the sale of airtime minutes on a wholesale basis to independent gateway operators. We recognize revenue from services provided to independent gateway operators based upon airtime minutes used by their customers and contractual fee arrangements. If collection is uncertain, we recognize revenue when cash payment is received.

During the second quarter of 2007, we introduced an unlimited airtime usage service plan (the Unlimited Loyalty plan) which allows existing and new customers to use unlimited satellite voice minutes for anytime calls for a fixed monthly or annual fee. The unlimited loyalty plan incorporates a declining price schedule that reduces the fixed monthly fee at the completion of each calendar year through the duration of the customer agreement, which ends on June 30, 2010. Customers have an option to extend their customer agreement by one year at the fixed price. We record revenue for this plan on a monthly basis based on a straight line average derived by computing the total fees charged over the term of the customer agreement and dividing it by the number of the months. If a customer cancels prior to the ending date of the customer agreement, we recognize the balance in deferred revenue.

We sell SPOT satellite GPS messenger services as annual plans and bill them to the customer at the time the customer activates the service. We defer revenue on such annual service plans upon activation and recognize it ratably over the service term.

At December 31, 2009 and 2008, our deferred revenue aggregated approximately $22.5 million (with $2.6 million included in non-current liabilities) and $20.6 million (with $1.3 million included in non-current liabilities), respectively.

Subscriber equipment revenue represents the sale of fixed and mobile user terminals, accessories and our SPOT satellite GPS messenger product. We recognize revenue upon shipment provided title and risk of loss have passed to the customer, persuasive evidence of an arrangement exists, the fee is fixed and determinable and collection is probable.

Inventory

Inventory consists of purchased products, including fixed and mobile user terminals, accessories and gateway spare parts. We state inventory transactions at the lower of cost or market. At the end of each quarter, we review product sales and returns from the previous twelve months and write off any excess and obsolete inventory. Cost is computed using the first-in, first-out (FIFO) method. We record inventory allowances for inventories with a lower market value or that are slow moving in the period of determination.

Globalstar System, Property and Equipment

Our Globalstar System assets include costs for the design, manufacture, test and launch of a constellation of low earth orbit satellites, including eight satellites previously held as ground spares which we launched in May and October 2007, which we refer to as the space segment, and primary and backup terrestrial control centers and gateways, which we refer to as the ground segment. We recognize a loss from an in-orbit failure of a satellite as an expense in the period it is determined that the satellite is not recoverable. We regard these recently launched satellites as part of the second-generation constellation which will be supplemented by the second-generation satellites currently being constructed. We estimate the second-generation satellites scheduled to be launched in 2010 and 2011 will have an in-orbit life of 15 years.

We review the carrying value of the Globalstar System for impairment whenever events or changes in circumstances indicate that the recorded value of the space segment and ground segment may not be recoverable. We look to current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. If we determine an impairment exists, we calculate any related impairment loss based on fair value. We believe our two-way telecommunications services, or duplex services, after the launch of our second-generation constellation, and Simplex services will generate sufficient undiscounted cash flow after our second-generation system becomes operational, to justify our carrying value for our second-generation costs.

We began depreciating the satellites previously recorded as spare satellites and subsequently incorporated into the Globalstar System on the date each satellite was placed into service (the “In-Service Date”) over an estimated life of eight years.

Income Taxes

Until January 1, 2006, we and our U.S. operating subsidiaries were treated as partnerships for U.S. tax purposes. Generally, taxable income or loss, deductions and credits of a partnership are passed through to its partners. Effective January 1, 2006, we elected to be taxed as a C corporation for U.S. tax purposes and began accounting for income taxes as a corporation.

As of December 31, 2009 and 2008, we had gross deferred tax assets of approximately $148.4 million and $122.6 million, respectively. We established a valuation reserve of $148.4 million and $122.6 million as of December 31, 2009 and 2008 respectively due to our concern that it may be more likely than not that we may not be able to utilize the deferred tax assets.

Derivative Instruments

Prior to December 10, 2008, we utilized a derivative instrument in the form of an interest rate swap agreement. We used the interest rate swap agreement to manage risk and not for trading or other speculative purposes. At the end of each accounting period, we recorded the derivative instrument on our balance sheet as either an asset or a liability measured at fair value. The interest rate swap agreement did not qualify for hedge accounting treatment. Changes in the fair value of the interest rate swap agreement were recognized as “Derivative gain (loss)” over the life of the agreements. We terminated the interest swap agreement on December 10, 2008 by making a payment of approximately $9.2 million.

In June 2009, in connection with entering into the Facility Agreement, which provides for interest at a variable rate, we entered into ten-year interest rate cap agreements. The interest rate cap agreements reflect a variable notional amount ranging from $586.3 million to $14.8 million at interest rates that provide us coverage for exposure resulting from escalating interest rates over the term of the Facility Agreement. The interest rate cap provides limits on the 6-month Libor rate (“Base Rate”) used to calculate the coupon interest on outstanding amounts on the Facility Agreement of 4.00% from the date of issuance through December 2012. Thereafter, the Base Rate is capped at 5.50% should the Base Rate not exceed 6.5%. Should the Base Rate exceed 6.5%, our Base Rate will be 1% less than the then 6-month Libor rate.

We recorded the conversion rights and features embedded within the 8.00% Convertible Senior Unsecured Notes (8.00% Notes) as a compound embedded derivative liability within Other Non-Current Liabilities on our Consolidated Balance Sheet with a corresponding debt discount which is netted against the face value of the 8.00% Notes. We are accreting the debt discount associated with the compound embedded derivative liability to interest expense over the term of the 8.00% Notes using the effective interest rate method. The fair value of the compound embedded derivative liability will be marked-to-market at the end of each reporting period, with any changes in value reported as “Derivative gain (loss)” in the Consolidated Statements of Operations. We determine the fair value of the compound embedded derivative on a quarterly basis using a Monte Carlo simulation model based upon a risk-neutral stock price model.

Due to the cash settlement provisions and reset features in the warrants issued with the 8.00% Notes, we recorded the warrants as Other Long Term Liabilities on our Consolidated Balance Sheet with a corresponding debt discount which is netted against the face value of the 8.00% Notes. We are accreting the debt discount associated with the warrant liability to interest expense over the term of the warrants using the effective interest rate method. The fair value of the warrant liability will be marked-to-market at the end of each reporting period, with any changes in value reported as “Derivative gain (loss)” in the Consolidated Statements of Operations. We determine the fair value of the Warrant derivative at each reporting date using a Monte Carlo simulation model based upon a risk-neutral stock price model.

We determined that the warrants issued in conjunction with the availability fee for the Contingent Equity Agreement, were a liability and recorded it as a component of Other Non-Current Liabilities, at issuance. The corresponding benefit is recorded in prepaid and other current assets and is being amortized over the one-year availability period. The fair value of the warrant liability will be marked-to-market at the end of each reporting period, with any changes in value reported as “Derivative gain (loss)” in our Consolidated Statements of Operations. We determine the fair value of the Warrant derivative at each reporting date using a risk-neutral binomial model. See Note 15 to our Consolidated Financial Statements for further information.

Stock-Based Compensation

U.S. GAAP requires us to recognize compensation expense in the financial statements for both employee and non-employee share-based awards based on the grant date fair value of those awards. To measure compensation expense, we use complex models which require estimates such as, forfeitures, vesting terms (calculated based on market conditions associated with a certain award), volatility, risk free interest rates. Additionally, stock-based compensation expense is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.

Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 2009 and 2008

Statements of Operations	Year Ended December 31, 2009	Year Ended December 31, 2008	% Change
	(In thousands)
Revenue:
Service revenue	$50,228	$61,794	(19)%
Subscriber equipment sales	14,051	24,261	(42)
Total Revenue	64,279	86,055	(25)
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	36,204	37,132	3
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	9,881	17,921	45
Cost of subscriber equipment sales – Impairment of assets	913	405	(125)
Total cost of subscriber equipment sales	10,794	18,326	41
Marketing, general and administrative	49,210	61,351	20
Depreciation and amortization	21,862	26,956	19
Total Operating Expenses	118,070	143,765	18
Operating loss	(53,791)	(57,710)	(7)
Gain on extinguishment of debt	—	41,411	N/A
Interest income	502	4,713	(89)
Interest expense	(6,730)	(5,733)	(17)
Derivative loss, net	(15,585)	(3,259)	(378)
Other	665	(4,497)	N/A
Loss Before Income Taxes	(74,939)	(25,075)	(199)
Income tax benefit	(16)	(2,283)	(99)
Net Loss	$(74,923)	$(22,792)	(229)

Revenue.   Total revenue decreased $21.8 million, or approximately 25%, to $64.3 million for 2009, from $86.1 million for 2008. We attribute this decrease mainly to lower service revenue which we believe stems from lower price service plans introduced in order to maintain our subscriber base despite our two-way communication issues and from reductions in sales of our duplex equipment. Our retail ARPU during 2009 decreased by 28% to $25.22 from $35.19 in 2008. We added approximately 46,000 net subscribers during 2009.

Service Revenue.   Service revenue decreased $11.6 million, or approximately 19%, to $50.2 million for 2009, from $61.8 million for 2008. Although our subscriber base grew 13% during 2009 to approximately 391,000, we experienced decreased retail ARPU resulting in lower service revenue. The primary reason for this decrease in our service revenue was the reduction of our prices in response to our two-way communication issues.

Subscriber Equipment Sales.   Subscriber equipment sales decreased $10.2 million, or approximately 42%, to $14.1 million for 2009, from $24.3 million for 2008. We attribute this decrease to reduced sales of our duplex products.

Operating Expenses.   Total operating expenses decreased $25.7 million, or approximately 18%, to $118.1 million for 2009, from $143.8 million for 2008. This decrease was due primarily to lower marketing, general and administrative costs due in part to our reductions in headcount, lower cost of goods sold as a result of lower equipment sales related to our duplex products and reduced depreciation and amortization costs. These reductions were partially offset by higher research and development expenses.

Cost of Services.   Our cost of services for 2009 and 2008 were $36.2 million and $37.1 million, respectively. Our cost of services is comprised primarily of network operating costs, which are generally fixed in nature. The decrease in the cost of services during 2009 is due primarily to lower contract labor and other operating expenses partially offset by higher research and development expenses related to our second-generation ground component development.

Cost of Subscriber Equipment Sales.   Cost of subscriber equipment sales decreased approximately $7.5 million, or approximately 41%, to $10.8 million for 2009, from $18.3 million for 2008. This decrease was due primarily to lower sales of our duplex products.

Marketing, General and Administrative.   Marketing, general and administrative expenses decreased $12.2 million, or approximately 20%, to $49.2 million for 2009, from $61.4 million for 2008. This decrease was due primarily to lower marketing and advertising costs, reduced stock based compensation costs and lower commissions related to the reduced revenue.

Depreciation and Amortization.   Depreciation and amortization expense decreased approximately $5.1 million, or 19%, to $21.9 million for 2009, from $27.0 million for 2008. This decrease was due primarily to the first-generation satellite constellation reaching fully-depreciated status at December 31, 2008.

Operating Loss.   Operating loss decreased approximately $3.9 million, to $53.8 million for 2009, from $57.7 million for 2008. The decrease was due to lower marketing, general and administrative costs due to various cost savings measures including the reduction of headcount during 2009 and lower depreciation and amortization costs due to our first generation satellite constellation being fully depreciated in 2008.

Interest Income.   Interest income decreased by $4.2 million to $0.5 million for 2009, from $4.7 million for 2008. This decrease was due to lower average cash balances on hand and lower interest rates as compared to the prior year.

Interest Expense.   Interest expense increased by $1.0 million, to $6.7 million for 2009 from $5.7 million for 2008. This increase resulted from higher expenses due to the amortization of our deferred financing costs related to our financing in June 2009.

Derivative Loss, net.   For 2009, derivative loss was $15.6 million compared to $3.3 million in 2008. This increased loss resulted from fair market value adjustments related to the derivatives from our 8% Notes, the adjustment of the exercise price of our warrants associated with our 8% Notes, which resulted in the number of shares of common stock subject to the warrants increasing by 16.2 million due to the issuance of stock as part of our acquisition of the assets of Axonn, and a decrease in the fair value of our interest rate cap agreement as a result of a decrease in market interest rates.

Other Income (Expense).   Other income (expense) generally consists of foreign exchange transaction gains and losses. Other income increased by $5.2 million for 2009 as compared to 2008 This change resulted primarily from an expense in 2008 due to unfavorable exchange rate on the euro denominated escrow account for our second-generation constellation procurement contract resulting from the appreciation of the U.S dollar in 2008. The gain in 2009 was due primarily to the favorable change in the exchange rate of the Canadian dollar.

Income Tax Benefit.   Income tax benefit for 2009 was approximately $16,000 compared to an income tax benefit of approximately $2.3 million for 2008. The change between periods was primarily a result of benefits from the conversion of our 5.75% Notes into shares of our common stock during 2008.

Net Loss.   Our net loss increased approximately $52.1 million to a loss of $74.9 million for 2009, from a net loss of $22.8 million for 2008. This increase in net loss primarily resulted from a $41.4 million gain on the extinguishment of debt in 2008, from our lower service and equipment sales revenue during 2009 when compared to 2008, decreases in interest income and increased derivative losses as described above.

Comparison of Results of Operations for the Years Ended December 31, 2008 and 2007

Statements of Operations	Year Ended December 31, 2008	Year Ended December 31, 2007	% Change
	(In thousands)
Revenue:
Service revenue	$61,794	$78,313	(21)%
Subscriber equipment sales (1)	24,261	20,085	21
Total Revenue	86,055	98,398	(13)
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	37,132	27,775	34
Cost of subscriber equipment sales:
Cost of subscriber equipment sales (2)	17,921	13,863	29
Cost of subscriber equipment sales – Impairment of assets	405	19,109	(98)
Total cost of subscriber equipment sales	18,326	32,972	(44)
Marketing, general and administrative	61,351	49,146	25
Depreciation and amortization	26,956	13,137	105
Total Operating Expenses	143,765	123,030	17
Operating loss	(57,710)	(24,632)	134
Gain on extinguishment of debt	41,411	—	N/A
Interest income	4,713	3,170	49
Interest expense	(5,733)	(9,023)	(36)
Derivative loss, net	(3,259)	(3,232)	1
Other	(4,497)	8,656	N/A
Loss Before Income Taxes	(25,075)	(25,061)	1
Income tax expense (benefit)	(2,283)	2,864	N/A
Net Loss	$(22,792)	$(27,925)	(18)

(1)	Includes related party amounts of $0 and $59 for 2008 and 2007, respectively.

(2)	Includes related party amounts of $0 and $46 for 2008 and 2007, respectively.

Revenue.   Total revenue decreased by $12.3 million, or approximately 13%, to $86.1 million for 2008, from $98.4 million for 2007. This decrease is attributable to lower service revenues as a result of our two-way communication issues. Our service revenue was lower primarily due to price reductions aimed at maintaining our subscriber base despite our two-way communication issues. Our subscriber equipment sales increased during 2008 as compared to 2007 as a result of the launch of our SPOT satellite GPS messenger product and services. Our retail ARPU during 2008, decreased by 24% to $35.19 from $46.26 for 2007. We added approximately 60,000 net subscribers in 2008 compared to 21,000 net subscriber additions in 2007.

Service Revenue.   Service revenue decreased $16.5 million, or approximately 21%, to $61.8 million for 2008, from $78.3 million for 2007. Although our subscriber base grew 21% during 2008 to approximately 344,000, we experienced decreased retail ARPU resulting in lower service revenue. The primary reason for this decrease in our service revenue was the reduction of our prices in response to our two-way communication issues.

Subscriber Equipment Sales.   Subscriber equipment sales increased by $4.2 million, or approximately 21%, to $24.3 million for 2008, from $20.1 million for 2007. The increase was due primarily to sales in 2008 of our SPOT satellite GPS messenger product and services.

Operating Expenses.   Total operating expenses increased $20.7 million, or approximately 17%, to $143.8 million for 2008, from $123.0 million for 2007. This increase was due to higher cost of goods sold related to our new SPOT satellite GPS messenger product, increased marketing, general and administrative expenses due to our commencing sales of SPOT satellite products and services in late 2007, as well as higher depreciation and amortization expenses related to our eight spare satellites launched in 2007, all of which were partially offset by a $19.1 million asset impairment charge recognized in 2007. In 2008, we incurred a $0.4 million asset impairment charge.

Cost of Services.   Our cost of services for 2008 and 2007 were $37.1 million and $27.8 million, respectively. Our cost of services is comprised primarily of network operating costs. Although our costs are generally fixed in nature, these costs were higher in 2008 as a result of our recently acquired subsidiary in Brazil and higher research and development expenses related to our second generation ground component development.

Cost of Subscriber Equipment Sales.   Cost of subscriber equipment sales decreased approximately $14.6 million, or approximately 44%, to $18.3 million for 2008, from $33.0 million for 2007. This decrease was due primarily to the absence in 2008 of a $19.1 million impairment charge recorded in 2007 offset by higher costs from the launch of our SPOT satellite GPS messenger product, which began in November 2007.

Marketing, General and Administrative.   Marketing, general and administrative expenses increased $12.2 million, or approximately 25%, to $61.4 million for 2008, from $49.1 million for 2007. This increase was due primarily to higher sales and marketing costs related to our SPOT satellite GPS messenger product, costs associated with the acquisition of our subsidiary in Brazil, and increased labor and fringe costs.

Depreciation and Amortization.   Depreciation and amortization expense increased approximately $13.8 million, or 105%, to $27.0 million for 2008, from $13.1 million for 2007. This increase was due primarily to the additional depreciation associated with placing into service all of our spare satellites launched in 2007.

Operating Income (Loss).   Operating loss increased approximately $33.1 million, to $57.7 million for 2008, from $24.6 million for 2007. The increase was due to the higher operating costs described above and lower service revenue.

Gain on Extinguishment of Debt.   We recognized $41.4 million in gains from the conversions of 5.75% Notes into common stock during 2008.

Interest Income.   Interest income increased by $1.5 million to $4.7 million for 2008, from $3.2 million for the same period in 2007. This increase was due to increased average cash and restricted cash balances on hand.

Interest Expense.   Interest expense decreased by $3.3 million, to $5.8 million for 2008 from $9.0 million for 2007. This decrease was due primarily to the expensing, in 2007, of our deferred debt issuance costs of $8.1 million as a result of Thermo Funding assuming all of the obligations of the administrative agent and the lenders under our credit agreement with Wachovia Investment Holdings, LLC and the other lenders parties thereto. In 2008, we expensed $1.9 million in deferred financing costs.

Derivative Loss, net.   For 2008, interest rate derivative loss was $3.3 million compared to $3.2 million in 2007. This increase was due to the unfavorable change in fair value in our interest rate swap agreement which we terminated during the fourth quarter of 2008.

Other Income (Expense).   Other income (expense) generally consists of foreign exchange transaction gains and losses. Other income decreased by $13.2 million for 2008 as compared to 2007 due to an unfavorable exchange rate on the Euro denominated escrow account and a decline in the Canadian dollar during 2008.

Income Tax Expense (Benefit).   Income tax benefit for 2008 was $2.3 million compared to expense of $2.9 million during 2007. The change between periods was primarily a result of benefits resulting from conversion of our 5.75% Notes into shares of common stock during 2008.

Net Loss.   Our net loss decreased approximately $5.1 million to a loss of $22.8 million for 2008, from a net loss of $27.9 million for 2007. This decrease was due to the gain on extinguishment of debt, partially offset by increases in costs related to Brazil, higher depreciation and lower service revenue.

Liquidity and Capital Resources

The following table shows our cash flows from operating, investing and financing activities for 2009, 2008 and 2007 (in thousands):

Statements of Cash Flows	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net cash used in operating activities	$(18,423)	$(30,585)	$(7,669)
Net cash used in investing activities	(311,692)	(258,581)	(183,378)
Net cash from financing activities	386,756	252,533	193,489
Effect of exchange rate changes on cash	(1,117)	11,436	(8,586)
Net Increase (Decrease) in Cash and Cash Equivalents	$55,524	$(25,197)	$(6,144)

At January 1, 2010, our principal short-term liquidity needs were:

•
to make payments to procure our second-generation satellite constellation and construct the Control Network Facility, in a total amount not yet determined, but which will include approximately €110.6 million payable to Thales Alenia Space by December 31, 2010 under the purchase contract for our second-generation satellites and €1.3 million payable to Thales Alenia Space by June 2010 under the contract for construction of the Control Network Facility;

•	to make payments related to the launch of our second-generation satellite constellation of approximately $44.7 million payable to our Launch Provider by December 31, 2010;

•	to make payments related to the construction of our second-generation ground component of approximately $15.7 million by December 31, 2010; and

•	to fund our working capital.

During 2009, 2008 and 2007, our principal sources of liquidity were:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(Dollars in millions)
Cash on-hand at beginning of period	$12.4	$37.6	$43.7
Net proceeds from 5.75% Notes	$—	$145.1	$—
Net proceeds from 8.00% Notes	$51.3	$—	$—
Borrowings under Thermo Funding credit agreement, net	$35.0	$116.1	$50.0
Proceeds from Thermo equity purchases	$1.0	$—	$152.7
Borrowings under Facility Agreement	$371.2	$—	$—

We plan to fund our short-term liquidity requirements from the following sources:

•	cash from our Facility Agreement ($215.1 million was available at December 31, 2009); and

•	cash on hand at December 31, 2009.

Our principal long-term liquidity needs are:

•	to pay the remaining costs of procuring and deploying the remainder of our second-generation satellite constellation and upgrading our gateways and other ground facilities;

•	to fund our working capital, including any growth in working capital required by growth in our business;

•	to fund the cash requirements of our independent gateway operator acquisition strategy, in an amount not determinable at this time; and

•	to fund repayment of our indebtedness when due.

Sources of long-term liquidity may include, if necessary, a $34.3 million debt service reserve account and related $12.5 million guarantee and a $60.0 million contingent equity account established in connection with the Facility Agreement and additional debt and equity financings which have not yet been arranged. We also expect cash flow from operations to be a source of long-term liquidity once we have deployed our second-generation satellite constellation.

Based on our operating plan combined with our borrowing capacity under our Facility Agreement, we believe we will have sufficient resources to meet our cash obligations for at least the next 12 months.

Net Cash used in Operating Activities

Net cash used in operating activities for 2009 decreased to a cash outflow of $18.4 million from an outflow of $30.6 million for 2008. This decrease was due primarily to cost savings efforts in our general and administrative areas and reduced inventory purchases.

Net cash used in operating activities for 2008 increased to a cash outflow of $30.6 million from an outflow of $7.7 million for 2007. This increase was due primarily to lower revenues, lower inventory turnover and higher operating expenses during 2008 as compared to 2007.

Net Cash used in Investing Activities

Cash used in investing activities was $311.7 million for 2009, compared to $258.6 million in 2008. This increase was primarily the result of increased payments related to the construction of our second-generation satellite constellation.

Cash used in investing activities was $258.6 million for 2008, compared to $183.4 million in 2007. This increase was primarily the result of capital expenditures associated with construction expenses for our second-generation satellite constellation.

Net Cash from Financing Activities

Net cash provided by financing activities increased by $134.3 million to $386.8 million in 2009 from $252.5 million in 2008. This is a direct result of our increased borrowings, primarily from our Facility Agreement and 8% Notes, in 2009.

Net cash provided by financing activities increased by $59.0 million to $252.5 million in 2008 from $193.5 million in 2007. The increase was primarily due to $116.1 million, net drawn on the credit agreement with Thermo Funding and the $145.1 million from the issuance of our 5.75% Notes.

Capital Expenditures

We have incurred significant capital expenditures from 2007 through 2009, and we expect to incur additional significant expenditures through 2013 to complete and launch our second-generation constellation and related upgrades.

The amount of actual and contractual capital expenditures related to the construction of the second-generation constellation and satellite operations control centers, ground component and related costs and the launch services contracts is presented in the table below (in millions):

Contract	Currency of Payment	Payments through December 31, 2009	2010	2011	Thereafter	Total
Thales Alenia Second Generation Constellation	EUR	€358	€110	€88	€123	€679	(1)
Thales Alenia Satellite Operations Control Centers	EUR	€9	€1	€—	€—	€10	(1)
Arianespace Launch Services	USD	$157	$45	$14	$—	$216
Hughes second-generation ground component (including research and development expense)	USD	$35	$15	$37	$16	$103
Ericsson	USD	$1	$1	$8	$18	$28

(1)	Of these amounts, all but €227 million is payable at a fixed exchange rate of €1.00 = $1.42. See Item 7A for an analysis of our foreign currency exposure.

Cash Position and Indebtedness

As of December 31, 2009, our total cash and cash equivalents were $67.9 million and we had total indebtedness of $465.8 million, compared to total cash and cash equivalents and total indebtedness at December 31, 2008 of $12.4 million and $271.9 million, respectively.

Facility Agreement

On June 5, 2009, we entered into a $586.3 million senior secured facility agreement (the Facility Agreement) with a syndicate of bank lenders, including BNP Paribas, Natixis, Société Générale, Caylon, Crédit Industriel et Commercial as arrangers and BNP Paribas as the security agent and COFACE agent. Ninety-five percent of our obligations under the agreement are guaranteed by COFACE, the French export credit agency. The initial funding process of the Facility Agreement began on June 29, 2009 and was completed on July 1, 2009. The new facility is comprised of:

•
a $563.3 million tranche for future payments to and to reimburse us for amounts we previously paid to Thales Alenia Space for construction of our second-generation satellites. Such reimbursed amounts will be used by us (a) to make payments to the Launch Provider for launch services, Hughes for ground network equipment, software and satellite interface chips and Ericsson for ground system upgrades, (b) to provide up to $150 million for our working capital and general corporate purposes and (c) to pay a portion of the insurance premium to COFACE; and

•	a $23.0 million tranche that will be used to make payments to Arianespace for launch services and to pay a portion of the insurance premium to COFACE.

The facility will mature 96 months after the first repayment date. Scheduled semi-annual principal repayments will begin the earlier of eight months after the launch of the first 24 satellites from the second generation constellation or December 15, 2011. The facility bears interest at a floating LIBOR rate, capped at 4%, plus 2.07% through December 2012, increasing to 2.25% through December 2017 and 2.40% thereafter. Interest payments will be due on a semi-annual basis.

The Facility Agreement requires that:

•
we not permit our capital expenditures (other than those funded with cash proceeds from insurance and condemnation events, equity issuances or the issuance of our stock to acquire certain assets) to exceed $391.0 million in 2009 and $234.0 million in 2010 (with unused amounts permitted to be carried over to subsequent years)

•	after the second scheduled interest payment, we maintain a minimum liquidity of $5.0 million;

•	we achieve for each period the following minimum adjusted consolidated EBITDA as defined in the agreement:

Period	Minimum Amount
1/1/09 – 12/31/09	$(25.0) million
7/1/09 – 6/30/10	$(21.0) million
1/1/10 – 12/31/10	$(10.0) million
7/1/10 – 6/30/11	$10.0 million
1/1/11 – 12/31/11	$25.0 million
7/1/11 – 6/30/12	$35.0 million
1/1/12 – 12/31/12	$55.0 million
7/1/12 – 6/30/12	$65.0 million
1/1/13 – 12/31/13	$78.0 million

•	beginning in 2011, we maintain a minimum debt service coverage ratio of 1.00:1, gradually increasing to a ratio of 1.50:1 through 2019;

•	beginning in 2012, we maintain a maximum net debt to adjusted consolidated EBITDA ratio of 9.90:1, gradually decreasing to 2.50:1 through 2019.

At December 31, 2009, we were in compliance with the covenants of the Facility Agreement.

Our obligations under the Facility Agreement are guaranteed on a senior secured basis by all of our domestic subsidiaries and are secured by a first priority lien on substantially all of our assets and those of our domestic subsidiaries (other than FCC licenses), including patents and trademarks, 100% of the equity of our domestic subsidiaries and 65% of the equity of certain foreign subsidiaries.

We are required to make principal payments on the borrowings on the last day of each interest period after the full facility has been borrowed or the earlier of seven months after the launch of the second generation constellation or November 15, 2011, but amounts repaid may not be reborrowed. We must repay the loans (a) in full upon a change in control or (b) partially (i) if there are excess cash flows on certain dates, (ii) upon certain insurance and condemnation events and (iii) upon certain asset dispositions. In addition to the financial covenants described above, the Facility Agreement places limitations on our ability and our subsidiaries to incur debt, create liens, dispose of assets, carry out mergers and acquisitions, make loans, investments, distributions or other transfers and capital expenditures or enter into certain transactions with affiliates.

See “Note 15: Borrowings” of the Consolidated Financial Statements in this report for descriptions of our other debt agreements.

Contractual Obligations and Commitments

At December 31, 2009, we have a remaining commitment to purchase a total of $58.5 million of mobile phones, services and other equipment under various commercial agreements with Qualcomm. We expect to fund this remaining commitment from our working capital, funds generated by our operations, and, if necessary, additional capital from the issuance of equity or debt or a combination thereof. In August 2009, we and Qualcomm amended our agreement to extend the term for five additional months and defer delivery of mobile phones and related equipment until January 2012.

In June 2009, we and Thales Alenia Space entered into an amended and restated contract for the construction of our second-generation low-earth orbit satellites to incorporate prior amendments, acceleration requests and make other non-material changes to the contract entered into in November 2006. The total contract price, including subsequent additions, is approximately €678.9 million.

In March 2007, we and Thales Alenia Space entered into an agreement for the construction of the Satellite Operations Control Centers, Telemetry Command Units and In Orbit Test Equipment (collectively, the “Control Network Facility”) for our second-generation satellite constellation. The total contract price for the construction and associated services is €9.8 million consisting of €4.1 million for the Satellite Operations Control Centers, €3.6 million for the Telemetry Command Units and €2.1 million for the In Orbit Test Equipment, with payments to be made on a quarterly basis through final acceptance of the Control Network Facility scheduled for April 2010.

In September 2007, we and Arianespace (the Launch Provider) entered into an agreement for the launch of our second-generation satellites and certain pre and post-launch services. Pursuant to the agreement, the Launch Provider agreed to make four launches of six satellites each, and we had the option to require the Launch Provider to make four additional launches of six satellites each. The total contract price for the first four launches is approximately $216.1 million. In July 2008, we amended our agreement with the Launch Provider for the launch of our second-generation satellites and certain pre and post-launch services. Under the amended terms, we could defer payment on up to 75% of certain amounts due to the Launch Provider. The deferred payments incurred annual interest at 8.5% to 12% and became payable one month from the corresponding launch date. As of December 31, 2009 and 2008, we had approximately none and $47.3 million, respectively, in deferred payments outstanding to the Launch Provider. In June 2009 we amended the agreement further to, among other things, reduce the Launch Provider’s commitment for optional launches from four to one.

In May 2008, we and Hughes Network Systems, LLC (Hughes) entered into an agreement under which Hughes will design, supply and implement the Radio Access Network (RAN) ground network equipment and software upgrades for installation at a number of our satellite gateway ground stations and satellite interface chips to be a part of the User Terminal Subsystem (UTS) in our various next-generation devices. In January 2010, we issued an authorization to proceed on $2.7 million of new features which will result in a revised total contract purchase price of approximately $103.5 million, payable in various increments over a period of 57 months. we have the option to purchase additional RANs and other software and hardware improvements at pre-negotiated prices. In August 2009, we and Hughes amended our agreement extending the performance schedule by 15 months and revising certain payment milestones. Costs associated with certain projects under this contract are being capitalized because we have determined that technological feasibility has been achieved. As of December 31, 2009, we had made payments of $35.0 million under this contract.

In October 2008, we signed an agreement with Ericsson Federal Inc., a leading global provider of technology and services to telecom operators. In December 2009, we amended this contract by $5.1 million for additional deliverables and features. According to the $27.8 million contract, Ericsson will work with us to develop, implement and maintain a ground interface, or core network, system that will be installed at our satellite gateway ground stations.

Long-term obligations at December 31, 2009, assuming borrowing of the entire $586 million under our Facility Agreement, are as follows:

Contractual Obligations:	Less than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
	(In millions)
Long-term debt obligations (1) (2)	$2.3	$126.2	$135.8	$421.0	$685.3
Operating lease obligations	1.6	2.9	0.3	—	4.8
Purchase obligations (3)	219.9	378.4	13.9	—	612.2
Pension obligations	0.3	2.6	1.7	—	4.6
Total	$224.1	$510.1	$151.7	$421.0	$1,306.9

Payments due by period:

(1)	Does not include interest on debt obligations. Approximately $586 million of our debt bears interest at a floating rate and, accordingly, we are unable to predict interest costs in future years.

(2)	All of the indebtedness may be accelerated upon default of related covenants. See “Note 15: Borrowings” of the Consolidated Financial Statements in this report.

(3)	The purchase obligations for the construction of our low-earth satellites and the Control Network facility are converted to U.S. dollars using an exchange rate of €1.00 = $1.42.

Off-Balance Sheet Transactions

We have no material off-balance sheet transactions.

Recently Issued Accounting Pronouncements

See “Note 2: Summary of Accounting Policies” of the Consolidated Financial Statements in this report.